Exhibit 99.1

Arden Group, Inc.

CONTACT:	David M. Oliver
Chief Financial Officer

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA  March 26, 2004 – Arden Group, Inc. today released its sales and income figures for the fourth quarters and fiscal years ended January 3, 2004 and December 28, 2002, respectively.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FOURTH QUARTER AND FISCAL YEAR REPORT

		(Unaudited)
(In Thousands, Except Share and Per Share Data)		Fourteen Weeks Ended January 3, 2004	Thirteen Weeks Ended December 28, 2002	Fifty-Three Weeks Ended January 3, 2004	Fifty-Two Weeks Ended December 28, 2002

Sales	(a)	$186,205	$103,901	$489,710	$401,378

Operating income	(b)	12,029	5,054	25,458	21,644
Interest, dividend and other income (expense), net	(c)	615	817	2,446	1,644

Income before income taxes		12,644	5,871	27,904	23,288
Income tax provision		5,108	2,259	11,323	9,356

Net income		$7,536	$3,612	$16,581	$13,932

Net income per common share:
Basic		$2.23	$1.07	$4.91	$4.15

Diluted		$2.23	$1.07	$4.90	$4.14

Weighted average common shares outstanding:
Basic		3,380,933	3,361,468	3,379,443	3,355,020

Diluted		3,382,120	3,371,926	3,380,524	3,365,961

(a)                                  During the year ended January 3, 2004 store sales increased 22.0% over the prior year.  Sales during the fourth quarter of 2003 increased 79.2% compared to the fourth quarter of 2002.  The sales increase is primarily attributable to a labor dispute involving other supermarkets in the Company’s trade area and the additional week included in fiscal year 2003.

The labor dispute involving other supermarkets was settled February 28, 2004.  The sales increase from the labor dispute will also result in an increase in the Company’s sales during the first quarter of 2004.  In March 2004, employees of the Company’s Gelson’s subsidiary ratified a new three-year labor contract.

(b)                                 During the fourth quarter of 2003, operating income increased 138.0% over the prior year resulting in a 17.6% annual increase in 2003.  This improvement reflects the benefit achieved from incremental sales during the labor dispute offset by a $4,311 charge for impaired assets and $5,797 in additional union health care contributions arising from the labor dispute.

(c)                                  Other income (expense) includes net gains realized on investments of $107 in the fourth quarter of 2003.  On a year to date basis, the Company realized net gains on investments of $950 and $98 for 2003 and 2002, respectively.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950